Exhibit 3.1

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
Olema Pharmaceuticals, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Olema Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Olema Pharmaceuticals, Inc. (this “Corporation”) and that this Corporation was originally incorporated pursuant to the Delaware General Corporation Law on August 7, 2006 under the name CombiThera, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Fourth Amended and Restated Certificate of Incorporation of this Corporation, as amended, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution sets forth the proposed amendment and restatement as follows:

* * *

ARTICLE I

The name of this Corporation is Olema Pharmaceuticals, Inc.

ARTICLE II

The address of this Corporation’s registered office in the State of Delaware is National Registered Agents, Inc. The name of this Corporation’s registered agent at such address is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)            Classes of Stock. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation is authorized to issue is 154,897,006, of which 88,000,000 shares shall be Common Stock and 66,897,006 shares shall be Preferred Stock. The Preferred Stock and Common Stock shall each have a par value of $0.0001 per share.

(B)            Rights, Preferences and Restrictions of Preferred Stock. 4,640,126 of the authorized shares of Preferred Stock are hereby designated Series A Preferred Stock (“Series A Preferred Stock”). 8,263,388 of the authorized shares of Preferred Stock are hereby designated Series A-1 Preferred Stock (“Series A-1 Preferred Stock”). 31,893,492 of the authorized shares of Preferred Stock are hereby designated Series B Preferred Stock (“Series B Preferred Stock”). 22,100,000 of the authorized shares of Preferred Stock are hereby designated Series C Preferred Stock (“Series C Preferred Stock”). The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.            Dividend Provisions. All dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose each holder of shares of Preferred Stock is to be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 3.

2.            Liquidation.

(a)           Preference.

(i)            In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, and in the event of a Liquidation Transaction (as defined below) the holders of shares of Preferred Stock then outstanding shall be entitled to receive, pari passu and on an equal priority basis, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock, an amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon. If, upon the occurrence of such event, the assets thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of this Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the respective amounts that would otherwise be payable in respect of the shares under this Section 2(a) if all amounts payable on or with respect to such shares were paid in full. The “Original Issue Price” shall mean $0.7278 per share for each share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock), $0.7327 per share for each share of Series A-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock), $1.69 per share for each share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock) and $3.96782 per share for each share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(ii)           In the event of a Liquidation Transaction or other liquidation event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the merger agreement or similar transaction document shall provide that (A) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation as set forth herein as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction or other liquidation event and (B) any Additional Consideration that becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation as set forth herein after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(a)(ii), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction or other liquidation event shall be deemed to be Additional Consideration.

(b)            Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(c)            Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Liquidation Transaction, as defined below, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such liquidation, dissolution, winding up or Liquidation Transaction if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d)           Certain Acquisitions.

(i)            Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of this Corporation shall be deemed to occur if this Corporation shall, in one transaction or a series of related transactions, (x) sell, convey, exclusively license or lease or otherwise dispose of all or substantially all of the property or business of this Corporation and its subsidiaries taken as a whole (an “Asset Sale”), (y) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of this Corporation), other than in a merger or consolidation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority of the capital stock of (1) the surviving or resulting entity or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity, or (z) issue or transfer (whether by merger, consolidation or otherwise) this Corporation’s securities to a person or group of affiliated persons (other than an underwriter of this Corporation’s securities) such that immediately following the closing(s) of such transfer, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this Corporation (or the surviving or acquiring entity) (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (A) a merger effected exclusively for the purpose of changing the domicile of this Corporation; (B) a consolidation or merger with or into a wholly-owned subsidiary of this Corporation; (C) a bona fide equity financing primarily for capital raising purposes in which this Corporation is the surviving corporation, provided, that in each case, the stockholders of this Corporation immediately prior to the transaction own 50% or more of the voting capital stock (on an as converted basis) of the surviving corporation following the transaction. In the event of a merger or consolidation of this Corporation that is deemed pursuant to this Section 2(d)(i) to be a Liquidation Transaction, all references in this Section 2 (other than in this Section 2(d)(i)) to “assets of this Corporation” shall be deemed instead to refer to the aggregate consideration to be paid, if such Liquidation Transaction is an Asset Sale, to this Corporation, or otherwise, to the holders of this Corporation’s capital stock in such Liquidation Transaction. Nothing in this Section 2(d)(i) shall require the distribution to stockholders of anything other than proceeds of such transaction in the event of a merger or consolidation of this Corporation. The holders of a majority of this Corporation’s outstanding Preferred Stock, voting together as a single class on an as converted basis, shall be entitled to waive (by vote or written consent) the treatment of any transaction or series of related transactions as a Liquidation Transaction under this Section 2.

(ii)           Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(d)(i) above, if the consideration received by this Corporation is other than cash, its value will be deemed its fair market value as reasonably determined in good faith by the Board of Directors, including the approval of the Preferred Directors then in office. Any securities shall be valued as follows:

(A)          Securities not subject to investment letter or other similar restrictions on free marketability:

(1)            If traded on a securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten trading day period ending five trading days prior to the distribution; or

(2)            If actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten trading day period ending five trading days prior to the distribution; and

(3)            If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

For the purposes of this Section 2(d)(ii), “trading day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on a New York Stock Exchange market or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day; and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(B)          The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(e)            Notice of Liquidation Transaction. This Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 20 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 20 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final stockholder approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 20 days after this Corporation has given the first notice provided for herein or sooner than 10 days after this Corporation has given notice of any material changes. Notwithstanding the other provisions of this Fifth Amended and Restated Certificate of Incorporation (this “Certificate”), all notice periods or requirements in this Certificate may be shortened or waived, either before or after the action for which notice is required, upon the vote or written consent of the holders of a majority of this Corporation’s outstanding Preferred Stock (voting together as a separate class on an as converted basis) that are entitled to such notice rights.

(f)            Effect of Noncompliance. In the event the requirements of Section 2(e) are not complied with, this Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(e).

3.            Redemption. The Preferred Stock is not redeemable at the option of any holder.

4.            Conversion. The holders of shares of Preferred Stock shall be entitled to conversion rights as follows:

(a)            Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the applicable Original Issue Price for such series of Preferred Stock by (ii) the applicable Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion; provided that such holder may waive such option to convert upon written notice to the Corporation. “Conversion Price” shall initially mean the Original Issue Price for such series of Preferred Stock. Such initial Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in Section 4(d) below.

(b)            Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4(a), immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to (A) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”) that results in gross cash proceeds to this Corporation of not less than $50,000,000 (before deduction of underwriting discounts, concessions, commissions and expenses) (a “Qualified IPO”) or (B) this Corporation’s completion of a merger or consolidation with a special purpose acquisition company or its subsidiary in which the common stock (or similar securities) of the surviving or parent entity are listed on the New York Stock Exchange or the Nasdaq Stock Market and in connection with which the surviving or parent entity receives gross proceeds of at least $50,000,000 from the sale of its equity securities (a “Qualified Merger”), or (ii) the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted basis.

(c)            Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, (i) issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and (ii) pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors of the Corporation as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a firm commitment underwritten public offering of securities, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of clause (ii) of Section 4(b) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the person entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

d)            Conversion Price Adjustments of Preferred Stock for Splits and Combinations. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i)            Issuance of Additional Stock Below Purchase Price. If this Corporation should issue, at any time after the date upon which this Certificate is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock (as adjusted for stock splits, stock dividends, reclassification and the like), the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)          Adjustment Formula. Whenever the Conversion Price applicable to any series of Preferred Stock is adjusted pursuant to this Section 4(d)(i), the new Conversion Price for such series of Preferred Stock shall be determined by multiplying the Conversion Price for such series of Preferred Stock then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include all shares of Common Stock issuable upon conversion of Preferred Stock and shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below, such that the term Outstanding Common shall include all shares issuable upon exercise of any convertible securities, options, warrants or other securities convertible into or exercisable for shares of Common Stock.

(B)          Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by this Corporation after the Filing Date, other than:

(1)            securities issued pursuant to stock splits, stock dividends or similar transactions, as described in Section 4(d)(ii) hereof;

(2)            securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Filing Date including, without limitation, warrants, notes or options;

(3)            securities (or options therefor) issued or issuable to employees, consultants, officers or directors of this Corporation pursuant to stock option plans or restricted stock plans or agreements approved by the Board of Directors;

(4)            Common Stock issued or issuable in a public offering;

(5)            securities issued or issuable in connection with the acquisition by this Corporation of another company, entity or business that is approved by the Board of Directors, including the approval of the Preferred Directors then in office;

(6)            securities issued or issuable to financial institutions, equipment or other lessors, brokers or similar persons in connection with commercial credit arrangements, financings, commercial property, equipment or other lease transactions, or similar transactions, in each case that is approved by the Board of Directors, including the Preferred Directors then in office, and primarily for non-equity financing purposes;

(7)            securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of this Corporation’s products or services or (C) any other arrangements involving corporate partners, in each case that is approved by the Board of Directors, including the Preferred Directors then in office, and primarily for non-equity financing purposes;

(8)            Common Stock issued or issuable upon conversion of the Preferred Stock; and

(9)            securities issued or issuable in any other transaction approved by the affirmative vote of a majority of the then-outstanding shares of Preferred Stock, voting together as a class on an as converted basis, pursuant to resolutions stating that such shares shall not be Additional Stock.

“Exempted Securities” shall mean (1) through (9) above.

(C)           No Fractional Adjustments. No adjustment of the applicable Conversion Price for a series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)          Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)          Deemed Issuances of Common Stock. In the case of the issuance of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)            The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2)            In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)            Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4)            The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(D) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or (3).

(F)           No Increased Conversion Price. Notwithstanding any other provisions of this Section 4(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and (3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)            Stock Splits and Dividends. In the event this Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock that is convertible into Common Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)          Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock that is convertible into Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)           Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock that is convertible into Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)            Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 2 or this Section 4) provision shall be made so that the holders of each series of Preferred Stock that is convertible into Common Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)           No Fractional Shares and Certificate as to Adjustments.

(i)            No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, this Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)            Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof. This Corporation shall, upon the written request at any time of any holder of such Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)            Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. All notice periods or requirements in this Certificate may be shortened or waived, either before or after the action for which notice is required, upon the vote or written consent of the holders of a majority of this Corporation’s outstanding Preferred Stock (voting together as a separate class on an as converted basis) that are entitled to such notice rights.

(i)            Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock that is convertible into Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(j)            Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the U.S. mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(k)            Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, only by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock. For clarity, the operation of Section 4(d)(i)(B)(9) shall not be deemed a waiver of any downward adjustment of the Conversion Price of any series of Preferred Stock for the purposes of this Section 4(k).

5.           Voting Rights. Except as expressly provided by this Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and the holders of Common Stock and Preferred Stock shall vote together as a single class on all matters. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6.           Protective Provisions.

(a)            The Corporation shall not without the prior written consent of (i) the holders of a majority of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis), and (ii) the holders of a majority of the outstanding shares of Common Stock, approve any liquidation, dissolution or wind-up of the business and affairs of the Corporation, effect any acquisition of the Corporation, merger, consolidation or sale or any other Liquidation Transaction, either directly or indirectly. Any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect.

(b)           At any time when at least 16,564,286 shares of Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) remain outstanding, the Corporation shall not without the prior written consent of a majority of the Preferred Stock, voting together as a single class on an as converted to Common Stock basis (any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect):

(i)            amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation;

(ii)           create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to any series of Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

(iii)          (x) reclassify, alter or amend any existing security of the Corporation that is pari passu with any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to such series of Preferred Stock in respect of any such right, preference, or privilege or (y) reclassify, alter or amend any existing security of the Corporation that is junior to any series of Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with such series of Preferred Stock in respect of any such right, preference or privilege;

(iv)          purchase or redeem any capital stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services, or pay any dividend on any capital stock;

(v)          create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000, other than equipment leases or bank lines of credit incurred in the ordinary course; or

(vi)          increase or decrease the authorized number of directors constituting the Board of Directors.

(c)            At any time when at least 1,160,032 shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), the Corporation shall not without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock (voting as a single class on an as-converted basis), alter or change the rights, powers or privileges of the Series A Preferred Stock set forth in the Certificate in a way that adversely affects the Series A Preferred Stock. For the avoidance of doubt, an increase in the authorized number of shares of Common Stock or Preferred Stock (other than an increase in the number of shares of Series A Preferred Stock) and the designation, creation and issuance of a new series of preferred stock or any other security convertible into or exercisable for any equity security, that is pari passu or senior to the Series A Preferred Stock shall not be deemed to be an adverse change to the rights of the Series A Preferred Stock (provided, however, that after the issuance of such new securities the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock is required to alter or change the rights, powers or privileges of the Series A Preferred Stock).

(d)           At any time when at least 2,065,847 shares of Series A-1 Preferred Stock remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), the Corporation shall not without the prior written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock (voting as a single class on an as-converted basis), alter or change the rights, powers or privileges of the Series A-1 Preferred Stock set forth in the Certificate in a way that adversely affects the Series A-1 Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect. For the avoidance of doubt, an increase in the authorized number of shares of the Common Stock or Preferred Stock (other than an increase in the number of shares of Series A-1 Preferred Stock) and the designation, creation and issuance of a new series of preferred stock or any other security convertible into or exercisable for any equity security, that is pari passu or senior to the Series A-1 Preferred Stock shall not be deemed to be an adverse change to the rights of the Series A-1 Preferred Stock (provided, however, that the prior written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock is required to alter or change the rights, powers or privileges of the Series A-1 Preferred Stock).

(e)            At any time when at least 7,973,373 shares of Series B Preferred Stock remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), the Corporation shall not without the prior written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock (voting as a single class on an as-converted basis), alter or change the rights, powers or privileges of the Series B Preferred Stock set forth in the Certificate in a way that adversely affects the Series B Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect. For the avoidance of doubt, an increase in the authorized number of shares of the Common Stock or Preferred Stock (other than an increase in the number of shares of Series B Preferred Stock) and the designation, creation and issuance of a new series of preferred stock or any other security convertible into or exercisable for any equity security, that is pari passu or senior to the Series B Preferred Stock shall not be deemed to be an adverse change to the rights of the Series B Preferred Stock (provided, however, that the prior written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock is required to alter or change the rights, powers or privileges of the Series B Preferred Stock).

(f)            At any time when at least 5,509,191 shares of Series C Preferred Stock remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), the Corporation shall not without the prior written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a single class on an as-converted basis), alter or change the rights, powers or privileges of the Series C Preferred Stock set forth in the Certificate in a way that adversely affects the Series C Preferred Stock and any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect. For the avoidance of doubt, an increase in the authorized number of shares of the Common Stock or Preferred Stock (other than an increase in the number of shares of Series C Preferred Stock) and the designation, creation and issuance of a new series of preferred stock or any other security convertible into or exercisable for any equity security, that is pari passu or senior to the Series C Preferred Stock shall not be deemed to be an adverse change to the rights of the Series C Preferred Stock (provided, however, that the prior written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock is required to alter or change the rights, powers or privileges of the Series C Preferred Stock).

7.            Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this Corporation. This Certificate shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

8.            Election of Directors. So long as any shares of Series B Preferred Stock are outstanding, the holders of record of the shares of Series B Preferred Stock, voting together as a separate class on an as-converted basis, shall be entitled to elect two directors of this Corporation (each a “Series B Preferred Director”). So long as any shares of Series C Preferred Stock are outstanding, the holders of record of the shares of Series C Preferred Stock, voting together as a separate class on an as-converted basis, shall be entitled to elect one director of this Corporation (the “Series C Preferred Director” and together with the Series B Preferred Directors, the “Preferred Directors”). The holders of record of the shares of Common Stock, voting together as a separate class on an as-converted basis, shall be entitled to elect two directors of this Corporation (each, a “Common Director”). The holders of record of the Common Stock and Preferred Stock, voting together, shall be entitled to elect the balance of the total number of authorized directors of this Corporation (each an “At Large Director”). Each director shall have one vote on each matter submitted to a vote of the Board of Directors. Any director elected as provided herein may be removed with or without cause by, and only by, the affirmative vote of the holders of the shares of the classes, class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. In the case of election of the Preferred Directors and the Common Directors, if the holders of shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this Section 8, then any directorship not so filled shall remain vacant until such time as the holders of Series B Preferred Stock, Series C Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of this Corporation other than by the stockholders of this Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the classes, class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 8, a vacancy in any directorship filled by the holders of Series B Preferred Stock, Series C Preferred Stock or Common Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 8.

(C)           Rights, Preferences and Restrictions of Common Stock.

1.            Dividend Rights. The holders of shares of Common Stock shall be entitled to receive dividends in accordance with Section 1 of Article IV(B).

2.            Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, or the occurrence of a Liquidation Transaction, the assets of this Corporation shall be distributed as provided in Section 2 of Article IV(B).

3.            Redemption. The Common Stock is not redeemable at the option of any holder.

4.            Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting at which the holders of Common Stock are entitled to vote in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote of the holders of shares of capital stock of this Corporation representing a majority of the votes represented by all outstanding shares of capital stock of this Corporation entitled to vote, on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board of Directors.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE VIII

A director of this Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate inconsistent with this Article VIII by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate inconsistent with this Article IX by the stockholders of this Corporation shall not apply to or adversely affect any right or protection of any director, officer or other agent of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware and any appellate court therefrom shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of this Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this Corporation to this Corporation or this Corporation’s stockholders, (iii) any action or proceeding asserting a claim against this Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or this Corporation’s certificate of incorporation or bylaws or (iv) any action or proceeding asserting a claim against this Corporation or its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

This Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of, (i) any director of this Corporation who is not an employee of this Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this Corporation while such Covered Person is performing services in such capacity.

ARTICLE XII

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate from employees, officers, directors or consultants of this Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code).  Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

* * *

THIRD: That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the Delaware General Corporation Law.

FOURTH: That this Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

This Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on September 29, 2020.

/s/ Shane Kovacs
Shane Kovacs
Chief Financial Officer

Signature Page to Fifth Amended and Restated Certificate of Incorporation